As filed with the Securities and Exchange Commission on January 25, 2005
Registration No. 333-119264

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Education Realty Trust, Inc.

(Exact name of registrant as specified in governing instruments)

530 Oak Court Drive, Suite 300

Memphis, Tennessee 38117
(901) 259-2500
(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)

Paul O. Bower

President and Chief Executive Officer
Education Realty Trust, Inc.
530 Oak Court Drive, Suite 300
Memphis, Tennessee 38117
(901) 259-2500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Rosemarie A. Thurston John A. Earles Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326 (404) 233-7000	John A. Good Marla F. Adair Helen G. Woodyard Bass, Berry & Sims PLC 100 Peabody Place, Suite 900 Memphis, Tennessee 38103 (901) 543-5900

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of	Amount	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee

Common Stock, $.01 par value per share	21,045,000 Shares	$17.00	$357,765,000	$42,109(3)

(1) Includes 2,745,000 shares subject to the underwriters’ over-allotment option.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(3) Includes $40,069 previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Part II

Information Not Required in Prospectus

Item 31.      Other Expenses of Issuance and Distribution

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee and NASD filing fee.

SEC Registration Fee	$42,109
NASD Filing Fee	30,500
NYSE Listing Fee	150,000
Printing and Engraving Costs	800,000
Legal Fees and Expenses (other than Blue Sky)	2,500,000
Transfer Agent Fees	5,750
Accounting Fees and Expenses	1,750,000
Blue Sky Fees and Expenses	20,000
Federal and State Taxes	50,000
Title Insurance	5,000

Total	$5,353,359

We will pay all of the costs identified above.

Item 32.      Sales to Special Parties

None.

Item 33.      Recent Sales of Unregistered Securities

Upon our formation on July 13, 2004, Paul O. Bower was issued 100 shares of our common stock for total consideration of $1,000 in cash in order to provide our initial capitalization. We will repurchase these shares at cost upon completion of this offering. The issuance of all such shares were effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended (Securities Act) and Rule 506 of Regulation D thereunder. Mr. Bower is an “accredited investor” as defined under Regulation D of the Securities Act.

In connection with the formation transactions, 814,914 units of limited partnership interest in Education Realty Operating Partnership, LP, having a value of approximately $13.9 million, and 181,808 units of limited partnership interest in University Towers Operating Partnership, LP, having a value of approximately $3.1 million, will be issued to a total of four persons, including certain of our directors and officers, in exchange for interests in our initial properties and other assets. These units are convertible after one year from the date of issuance into cash or, at our election, shares of our common stock on a one-for-one basis. All of such persons irrevocably committed to the transfer of such interests and assets prior to the filing of this Registration Statement pursuant to certain contribution agreements and merger agreements dated between September 17, 2004 and September 24, 2004 and are “accredited investors” as defined under Regulation D of the Securities Act. The issuances of all the units described above will be made in reliance upon exemptions from registration provided by Section 4(2) under the Securities Act and Rule 506 of Regulation D thereunder.

In connection with the formation transactions, we will issue to JPI Investment Company, L.P., a Texas limited partnership, a warrant to purchase 250,000 shares of our common stock at a price equal to 103% of the initial public offering price. JPI Investment Company, L.P. owns an interest in certain of the properties constituting the JPI portfolio which we will acquire in connection with the formation transactions. Pursuant to a contract of sale/contribution dated September 17, 2004, JPI Investment Company, L.P. irrevocably committed to the transfer of such interest in exchange for the consideration provided for in the contract, including the warrant, prior to the filing of this Registration Statement. JPI Investment Company, L.P. is an “accredited investor” as defined under Regulation D of the Securities Act. This warrant will be exercisable beginning one year after the closing of this offering and will expire on February 28, 2007 unless previously exercised. The issuance of the warrant will be made in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act and Rule 506 of Regulation D thereunder.

In addition, upon consummation of this offering, we will issue 170,000 restricted shares of our common stock with an aggregate value of $2,890,000, and 220,000 profits interest units representing an aggregate 1.1% interest in our Operating Partnership to our executive officers, pursuant to the terms of their respective employment agreements and to other employees at the discretion of our board. See “Management—Employment Agreements.” The issuance of such shares will be made in reliance upon an exemption from registration under Rule 701 and Section 4(2) of the Securities Act.

Each of our independent directors will receive an initial grant of restricted stock representing 1,000 shares of our common stock, which will vest 180 days following the grant date. See “Management—Compensation of Directors.” The issuance of these restricted stock units will be made in reliance upon an exemption from registration under Rule 701 and Section 4(2) of the Securities Act.

Item 34.      Indemnification of Directors and Officers

Our charter contains a provision permitted under Maryland law requiring us to eliminate each director’s and officer’s personal liability for monetary damages to the maximum extent permitted under Maryland law. Under current Maryland law, the directors and officers are liable to us or our stockholders for monetary damages only for liability resulting either from acts of active and deliberate dishonesty established by final judgment as material to the cause of action or from the actual receipt of an improper benefit or profit in money, property or services. In addition, to the maximum extent permitted under Maryland law, our bylaws require us to indemnify our directors and officers and pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such director or officer is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity. These rights are contract rights fully enforceable by each beneficiary of those rights, and are in addition to, and not exclusive of, any other right to indemnification. Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the purchase agreements relating to this offering. See “Underwriting.”

We will enter into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

Item 35.      Treatment of Proceeds from Stock Being Registered

None

Item 36.      Financial Statements and Exhibits

(A) Financial Statements. See Index to Consolidated Financial Statements and the related notes thereto.

(B) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit
number		Description of document

1	.1**	Form of Underwriting Agreement among Education Realty Trust, Inc. and the underwriters named therein.
3	.1**	Second Articles of Amendment and Restatement of Education Realty Trust, Inc.
3	.2**	Bylaws of Education Realty Trust, Inc.
4	.1**	Form of Certificate for Common Stock of Education Realty Trust, Inc.
4	.2**	Form of Education Realty Trust, Inc. Common Stock Purchase Warrant dated 2004, issued to JPI Investment Company, L.P.
4	.3**	Form of Registration Rights Agreement dated 2005, by and among Education Realty Trust, Inc., Education Realty Operating Partnership, LP, JPI Investment Company, L.P. and the unit holders whose names are set forth on the signature pages thereto.
5.1		Opinion of Venable LLP.
8.1		Tax Opinion of Morris, Manning & Martin, LLP.
10	.1**	Form of Amended and Restated Agreement of Limited Partnership of Education Realty Operating Partnership, LP.
10	.2**	Form of Amended and Restated Agreement of Limited Partnership of University Towers Operating Partnership, LP.
10	.3**	Form of Education Realty Trust, Inc. 2004 Incentive Plan.
10	.4**	Form of Indemnification Agreement between Education Realty Trust, Inc. and its directors and officers.
10	.5**	Employment Agreement between Education Realty Trust, Inc. and Paul O. Bower, dated as of December 6, 2004.
10	.6**	Employment Agreement between Education Realty Trust, Inc. and Randall H. Brown, dated as of December 6, 2004.
10	.7**	Employment Agreement between Education Realty Trust, Inc. and Craig L. Cardwell, dated as of December 6, 2004.
10	.8**	Contribution Agreement dated as of September 24, 2004, by and among University Towers Operating Partnership, LP, Allen & O’Hara, Inc., Paul O. Bower, Clyde C. Porter, Robert D. Bird, Thomas J. Hickey, Barbara S. Hays and Hays Enterprises III, Ltd.

Exhibit
number		Description of document

10	.9**	Contribution Agreement dated as of September 20, 2004, by and between Melton E. Valentine, Jr. and University Towers Operating Partnership, LP.
10	.10**	Contribution Agreement dated September 20, 2004, by and among Allen & O’Hara Educational Properties, LLC, Allen & O’Hara, Inc., Thomas J. Hickey, Craig L. Cardwell, Randall H. Brown, William W. Harris, Wallace L. Wilcox and Education Realty Operating Partnership, LP.
10	.11**	Agreement and Plan of Merger dated September 20, 2004 by and among C Station, L.L.C., Allen & O’Hara, Inc., Paul O. Bower, Craig L. Cardwell, Student Management Associates, LLC, Thomas J. Hickey, Randall H. Brown, William W. Harris, Wallace L. Wilcox, EDR C Station, LLC and Education Realty Operating Partnership, LP.
10	.12**	Agreement and Plan of Merger dated September 20, 2004, by and among Allen & O’Hara Education Services, LLC, Allen & O’Hara, Inc., Student Management Associates, LLC, Thomas J. Hickey, Craig L. Cardwell, Randall H. Brown, William W. Harris, Wallace L. Wilcox, Allen & O’Hara Education Services, Inc., and Education Realty Operating Partnership, LP.
10	.13**	Contract of Sale/Contribution made effective as of September 17, 2004, by and among JPI-CG Mezz LLC, JPI-MC Mezz LLC, JPI Genpar Realty LLC, JPI Investment Company, L.P. and Education Realty Operating Partnership, LP.
10	.14**	Contract of Sale made effective as of September 17, 2004, by and among Jefferson Commons—Lawrence, L.P., Jefferson Commons—Wabash, L.P. and Education Realty Operating Partnership, LP.
10	.15**	Contract of Sale/Contribution made effective as of September 17, 2004, by and among Jefferson Commons—Tucson Phase II Limited Partnership, Jefferson Commons—Columbia, L.P. and Education Realty Operating Partnership, LP.
10	.16**	Contribution Agreement dated September 23, 2004 by and among Allen & O’Hara Educational Properties, LLC, FSPP Education I, L.L.C., FSPP Education II, L.L.C., Allen & O’Hara, Inc., Thomas J. Hickey, Craig L. Cardwell, Randall H. Brown, William W. Harris, Wallace L. Wilcox and Education Realty Operating Partnership, LP.
10	.17**	Form of Revolving Loan Agreement dated , 2005, between Education Realty Operating Partnership, LP and JPI Multifamily Investments L.P.
10	.18**	Form of Collateral Assignment of Partnership Interest and Pledge Agreement dated , between Education Realty Operating Partnership, LP and JPI Multifamily Investments L.P.
10	.19**	Form of Secured Non-Recourse Revolving Note dated 2005, issued by JPI Multifamily Investments L.P. to Education Realty Operating Partnership, LP .
10	.20**	Purchase and Sale Agreement dated August 27, 2004 by and between The Gables, LLC and Education Realty Operating Partnership, LP.
10	.21**	Assignment and Assumption Agreement dated November 2, 2004, between Education Realty Operating Partnership, LP and Allen & O’Hara, Inc. related to Morgan Keegan & Company, Inc. financial advisory services agreement dated March 18, 2004.

Exhibit
number		Description of document

10	.22**	Commitment Letter for Revolving Credit Facility by and among JP Morgan Chase Bank, UBS AG, Education Realty Operating Partnership, LP and the Registrant dated December 22, 2004.
10	.23**	Property Management and Leasing Agreement (Jefferson Commons—Penn State) dated November 22, 2004, by and between Education Realty Operating Partnership, LP and JPI Management Services, L.P.
10	.24**	Property Management and Leasing Agreement (Jefferson Commons—Purdue) dated November 22, 2004, by and between Education Realty Operating Partnership, LP and JPI Management Services, L.P.
10	.25**	Property Management and Leasing Agreement (Jefferson Commons—Western Michigan) dated November 22, 2004, by and between Education Realty Operating Partnership, LP and JPI Management Services, L.P.
10	.26**	Property Management and Leasing Agreement (Jefferson Commons—Texas Tech) dated November 22, 2004, by and between Education Realty Operating Partnership, LP and JPI Management Services, L.P.
10	.27**	Property Management and Leasing Agreement (Jefferson Commons—Oklahoma State) dated November 22, 2004, by and between Education Realty Operating Partnership, LP and JPI Management Services, L.P.
10	.28**	Property Management and Leasing Agreement (Jefferson Commons—Kansas) dated November 22, 2004, by and between Education Realty Operating Partnership, LP and JPI Management Services, L.P.
10	.29**	Property Management and Leasing Agreement (Jefferson Commons—Knoxville) dated November 22, 2004, by and between Education Realty Operating Partnership, LP and JPI Management Services, L.P.
10	.30**	Property Management and Leasing Agreement (Jefferson Commons—Columbia) dated November 22, 2004, by and between Education Realty Operating Partnership, LP and JPI Management Services, L.P.
10	.31**	Property Management and Leasing Agreement (Jefferson Commons—Ohio State) dated December 8, 2004, by and between Education Realty Operating Partnership, LP and JPI Management Services, L.P.
10	.32**	Employment Agreement between Education Realty Trust, Inc. and William W. Harris, dated as of December 6, 2004.
10	.33**	Employment Agreement between Education Realty Trust, Inc. and Thomas J. Hickey, dated as of December 6, 2004.
21	.1**	List of Subsidiaries of the Registrant.
23	.1**	Consent of Morris, Manning & Martin, LLP. (included in Exhibit 8.1)
23.2		Consent of Deloitte & Touche LLP.
23	.3**	Consent of Venable LLP. (included in Exhibit 5.1)
23	.4**	Consent of Thomson Peterson’s, a Division of Thomson Learning, Inc.
24	.1**	Power of Attorney.
99	.1**	Consent of Randall L Churchey to be named as a proposed director.

Exhibit
number		Description of document

99	.2**	Consent of Monte J. Barrow to be named as a proposed director.
99	.3**	Consent of JPI Investment Company, L.P.
99	.4**	Consent of John L. Ford to be named as a proposed director.
99	.5**	Consent of William J. Cahill, III to be named as a proposed director.

** Previously filed.

Item 37.      Undertakings

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby further undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby further undertakes to:

(1) file a sticker supplement pursuant to Rule 424(c) under the Securities Act of 1933 during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement should disclose all compensation and fees received by the manager and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

(2) file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 25th day of January, 2005.

EDUCATION REALTY TRUST, INC.

By:	/s/ PAUL O. BOWER

Paul O. Bower
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PAUL O. BOWER Paul O. Bower	President, Chief Executive Officer and Director (Principal Executive Officer)	January 25, 2005

/s/ RANDALL H. BROWN Randall H. Brown	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)	January 25, 2005

/s/ J. DREW KOESTER J. Drew Koester	Chief Accounting Officer (Principal Accounting Officer)	January 25, 2005

Exhibit index

Exhibit
number		Description of document

1	.1**	Form of Underwriting Agreement among Education Realty Trust, Inc. and the underwriters named therein.
3	.1**	Second Articles of Amendment and Restatement of Education Realty Trust, Inc.
3	.2**	Bylaws of Education Realty Trust, Inc.
4	.1**	Form of Certificate for Common Stock of Education Realty Trust, Inc.
4	.2**	Form of Education Realty Trust, Inc. Common Stock Purchase Warrant dated 2004, issued to JPI Investment Company, L.P.
4	.3**	Form of Registration Rights Agreement dated 2005, by and among Education Realty Trust, Inc., Education Realty Operating Partnership, LP, JPI Investment Company, L.P. and the unit holders whose names are set forth on the signature pages thereto.
5.1		Opinion of Venable LLP.
8.1		Tax Opinion of Morris, Manning & Martin, LLP.
10	.1**	Form of Amended and Restated Agreement of Limited Partnership of Education Realty Operating Partnership, LP.
10	.2**	Form of Amended and Restated Agreement of Limited Partnership of University Towers Operating Partnership, LP.
10	.3**	Form of Education Realty Trust, Inc. 2004 Incentive Plan.
10	.4**	Form of Indemnification Agreement between Education Realty Trust, Inc. and its directors and officers.
10	.5**	Employment Agreement between Education Realty Trust, Inc. and Paul O. Bower, dated as of December 6, 2004.
10	.6**	Employment Agreement between Education Realty Trust, Inc. and Randall H. Brown, dated as of December 6, 2004.
10	.7**	Employment Agreement between Education Realty Trust, Inc. and Craig L. Cardwell, dated as of December 6, 2004.
10	.8**	Contribution Agreement dated as of September 24, 2004, by and among University Towers Operating Partnership, LP, Allen & O’Hara, Inc., Paul O. Bower, Clyde C. Porter, Robert D. Bird, Thomas J. Hickey, Barbara S. Hays and Hays Enterprises III, Ltd.
10	.9**	Contribution Agreement dated as of September 20, 2004, by and between Melton E. Valentine, Jr. and University Towers Operating Partnership, LP.
10	.10**	Contribution Agreement dated September 20, 2004, by and among Allen & O’Hara Educational Properties, LLC, Allen & O’Hara, Inc., Thomas J. Hickey, Craig L. Cardwell, Randall H. Brown, William W. Harris, Wallace L. Wilcox and Education Realty Operating Partnership, LP.
10	.11**	Agreement and Plan of Merger dated September 20, 2004 by and among C Station, L.L.C., Allen & O’Hara, Inc., Paul O. Bower, Craig L. Cardwell, Student Management Associates, LLC, Thomas J. Hickey, Randall H. Brown, William W. Harris, Wallace L. Wilcox, EDR C Station, LLC and Education Realty Operating Partnership, LP.

Exhibit
number		Description of document

10	.12**	Agreement and Plan of Merger dated September 20, 2004, by and among Allen & O’Hara Education Services, LLC, Allen & O’Hara, Inc., Student Management Associates, LLC, Thomas J. Hickey, Craig L. Cardwell, Randall H. Brown, William W. Harris, Wallace L. Wilcox, Allen & O’Hara Education Services, Inc., and Education Realty Operating Partnership, LP.
10	.13**	Contract of Sale/Contribution made effective as of September 17, 2004, by and among JPI-CG Mezz LLC, JPI-MC Mezz LLC, JPI Genpar Realty LLC, JPI Investment Company, L.P. and Education Realty Operating Partnership, LP.
10	.14**	Contract of Sale made effective as of September 17, 2004, by and among Jefferson Commons—Lawrence, L.P., Jefferson Commons—Wabash, L.P. and Education Realty Operating Partnership, LP.
10	.15**	Contract of Sale/Contribution made effective as of September 17, 2004, by and among Jefferson Commons—Tucson Phase II Limited Partnership, Jefferson Commons—Columbia, L.P. and Education Realty Operating Partnership, LP.
10	.16**	Contribution Agreement dated September 23, 2004 by and among Allen & O’Hara Educational Properties, LLC, FSPP Education I, L.L.C., FSPP Education II, L.L.C., Allen & O’Hara, Inc., Thomas J. Hickey, Craig L. Cardwell, Randall H. Brown, William W. Harris, Wallace L. Wilcox and Education Realty Operating Partnership, LP.
10	.17**	Form of Revolving Loan Agreement dated , 2005, between Education Realty Operating Partnership, LP and JPI Multifamily Investments L.P.
10	.18**	Form of Collateral Assignment of Partnership Interest and Pledge Agreement dated , between Education Realty Operating Partnership, LP and JPI Multifamily Investments L.P.
10	.19**	Form of Secured Non-Recourse Revolving Note dated , 2005, issued by JPI Multifamily Investments L.P. to Education Realty Operating Partnership, LP .
10	.20**	Purchase and Sale Agreement dated August 27, 2004 by and between The Gables, LLC and Education Realty Operating Partnership, LP.
10	.21**	Assignment and Assumption Agreement dated November 2, 2004, between Education Realty Operating Partnership, LP and Allen & O’Hara, Inc. related to Morgan Keegan & Company, Inc. financial advisory services agreement dated March 18, 2004.
10	.22**	Commitment Letter for Revolving Credit Facility by and among JP Morgan Chase Bank, UBS AG, Education Realty Operating Partnership, LP and the registrant dated December 22, 2004.
10	.23**	Property Management and Leasing Agreement (Jefferson Commons—Penn State) dated November 22, 2004, by and between Education Realty Operating Partnership, LP and JPI Management Services, L.P.
10	.24**	Property Management and Leasing Agreement (Jefferson Commons—Purdue) dated November 22, 2004, by and between Education Realty Operating Partnership, LP and JPI Management Services, L.P.
10	.25**	Property Management and Leasing Agreement (Jefferson Commons—Western Michigan) dated November 22, 2004, by and between Education Realty Operating Partnership, LP and JPI Management Services, L.P.
10	.26**	Property Management and Leasing Agreement (Jefferson Commons—Texas Tech) dated November 22, 2004, by and between Education Realty Operating Partnership, LP and JPI Management Services, L.P.
10	.27**	Property Management and Leasing Agreement (Jefferson Commons—Oklahoma State) dated November 22, 2004, by and between Education Realty Operating Partnership, LP and JPI Management Services, L.P.

Exhibit
number		Description of document

10	.28**	Property Management and Leasing Agreement (Jefferson Commons—Kansas) dated November 22, 2004, by and between Education Realty Operating Partnership, LP and JPI Management Services, L.P.
10	.29**	Property Management and Leasing Agreement (Jefferson Commons—Knoxville) dated November 22, 2004, by and between Education Realty Operating Partnership, LP and JPI Management Services, L.P.
10	.30**	Property Management and Leasing Agreement (Jefferson Commons—Columbia) dated November 22, 2004, by and between Education Realty Operating Partnership, LP and JPI Management Services, L.P.
10	.31**	Property Management and Leasing Agreement (Jefferson Commons—Ohio State) dated December 8, 2004, by and between Education Realty Operating Partnership, LP and JPI Management Services, L.P.
10	.32**	Employment Agreement between Education Realty Trust, Inc. and William W. Harris, dated as of December 6, 2004.
10	.33**	Employment Agreement between Education Realty Trust, Inc. and Thomas J. Hickey, dated as of December 6, 2004.
21	.1**	List of Subsidiaries of the Registrant.
23	.1**	Consent of Morris, Manning & Martin, LLP (included in Exhibit 8.1).
23.2		Consent of Deloitte & Touche LLP.
23	.3**	Consent of Venable LLP (included in Exhibit 5.1).
23	.4**	Consent of Thomson Peterson’s, a Division of Thomson Learning, Inc.
24	.1**	Power of Attorney.
99	.1**	Consent of Randall L Churchey to be named as a proposed director.
99	.2**	Consent of Monte J. Barrow to be named as a proposed director.
99	.3**	Consent of JPI Investment Company, L.P.
99	.4**	Consent of John L. Ford to be named as a proposed director.
99	.5**	Consent of William J. Cahill, III to be named as a proposed director.

** Previously filed.